Exhibit 99.2

Apricus Biosciences Announces Pricing of $3.55 Million Public Offering

SAN DIEGO, CA, March 28, 2018 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq: APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it has priced a public offering of an aggregate of approximately 7.1 million shares of common stock at a price to the public of $0.50 per share. Investors will also receive warrants to purchase up to an aggregate of approximately 3.55 million shares of common stock with an exercise price of $0.50 per share. The warrants have a term of exercise of five years and are exercisable upon Apricus’ receipt of shareholder approval to increase its number of authorized shares from 30 million shares to 60 million shares. The offering is expected to close on or about April 2, 2018, subject to the satisfaction of customary closing conditions.
H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.
The aggregate gross proceeds of the offering are anticipated to be approximately $3.55 million. After deducting the placement agent’s fees and other estimated offering expenses payable by Apricus, the net proceeds of the offering are anticipated to be approximately $2.9 million. Apricus intends to use the net proceeds from the offering for working capital and general corporate purposes.
The shares and warrants are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-221285), that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on December 7, 2017. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on March 27, 2018 and March 28, 2018, and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates: Vitaros, a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan); and RayVa, a product candidate which has completed a Phase 2a clinical trial for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which Apricus owns worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ expectations on the completion, timing and size of the offering and the expected gross proceeds from the offering and the anticipated use of proceeds therefrom. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering; and other risks and uncertainties inherent in Apricus’ business, including those described in the Apricus’ periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        Solebury Trout
        (646) 378-2933